Exhibit 10.7

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated and effective as of May 4, 2015, by and between Berrueta Family L.P., a California limited partnership (“Landlord”) and Protagonist Therapeutics, Inc., a Delaware corporation (“Tenant”), with reference to the following facts and objectives:

RECITALS

A. Landlord and Tenant entered into that certain Lease, dated as of September 30, 2013, as amended by that certain First Amendment to Lease dated as of March 24, 2014 (as amended, the “Lease”), pertaining to certain premises located at 521 Cottonwood Drive, Milpitas, California. Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 5,900 rentable square feet (“Premises”).

B. The Term (as defined in the Lease) will expire on May 4, 2015.

C. Landlord and Tenant desire to extend the Term, and further amend the Lease on the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. The Term is hereby extended for approximately three (3) years, commencing on May 5, 2015 (the “Extension Commencement Date”) and expiring on April 30, 2018 (the “Extension Expiration Date”).

2. Base Rent. Effective as of the Extension Commencement Date, the Base Rent schedule on the first page of the Lease is hereby changed to the following:

May 5, 2015 – April 30, 2016:	$17,405.00
May 1, 2016 – April 30, 2017:	$17,927.15
May 1, 2017 – April 30, 2018:	$18,464.96

3. Option to Extend. The Extension Option in Section 30 of the Lease is hereby amended to be for a period of three (3) years, commencing immediately following the Extension Expiration Date, and shall be exercised, if at all, by written notice of exercise delivered to Landlord by Tenant not less than six (6) months prior to the Extension Expiration Date. The last sentence of Section 30(c) of the Lease is hereby deleted.

4. Option to Terminate. If Tenant is unable, despite good-faith efforts, to secure at least Fifteen Million Dollars ($15,000,000) in financing of any type (including without limitation venture funding, acquisition, stock sale, or other funding) within eleven (11) months of the Extension Commencement Date, Tenant shall have a one-time right to terminate the Lease (the “Termination Option”) effective as of April 30, 2016 (the “Termination Date”). To exercise the Termination Option, Tenant must provide Landlord with a notice of Tenant’s exercise the Termination Option at least three (3) months but not more than four (4) months prior to the Termination Date, which notice must state that Tenant has failed to secure such financing, and briefly describe the current status of Tenant’s efforts to secure such financing. If Tenant receives such financing on or before March 31, 2016, Tenant shall deliver written notice thereof to Landlord within one (1) business day thereafter, in which case the exercise of the Termination Option shall be deemed rescinded and this Lease shall continue as if the Termination Option had not been exercised. If Tenant timely exercises and does not rescind the Termination Option in accordance with the terms hereof: (a) Tenant shall be fully liable for the payment to Landlord of all Rent and other charges owed under the Lease which shall become due through and including the Termination Date, and for the prompt and complete performance of all terms and conditions of the Lease through and including the Termination Date; (b) Tenant shall surrender the Premises to Landlord no later than the Termination Date in the condition in which the Premises is required to be delivered to Landlord upon the expiration of the Term; (c) if Tenant shall remain in possession of the Premises beyond the Termination Date, then Tenant shall be a tenant holding over as provided in the Lease; and (d) all obligations of the parties which would survive the expiration of the Lease shall also survive the early termination of the Lease. In the event Tenant does not provide Landlord with the required notice set forth in the second sentence of this Section 4 within the time period contained therein, this Termination Option will be deemed null and void, and the Lease shall continue in full force and effect without giving any effect to this paragraph. In such event, Tenant shall be fully obligated under the Lease for the remainder of the Term and shall have no right of termination under this paragraph.

5. Security Deposit. The Security Deposit is hereby increased to Thirty-Four Thousand Eight Hundred Ten Dollars ($34,810). Upon execution of this Amendment, Tenant shall deposit in cash the amount required to increase the Security Deposit currently held by Landlord to the full amount stated above. Upon receiving at least Fifteen Million Dollars ($15,000,000) in equity financing within twelve (12) months following the Extension Commencement Date, and provided that Tenant has not been in default under the Lease, Tenant may provide notice of such financing and reasonably satisfactory evidence thereof to Landlord, and the Security Deposit shall be reduced to Seventeen Thousand Four Hundred Five Dollars ($17,405) (the “Reduced Security Deposit Amount”). In such event, Landlord shall credit to Tenant against future rent obligations the amount of the Security Deposit held by Landlord in excess of the Reduced Security Deposit Amount.

6. Miscellaneous. This Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns. No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Landlord and Tenant. Except as specifically amended hereby, all of the terms and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Lease. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Amendment. This Amendment may be delivered to the other party hereto by facsimile or email transmission of a copy of this Amendment bearing the signature of the party so delivering this Amendment.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first above written.

LANDLORD:	TENANT:

BERRUETA FAMILY L.P., a California limited partnership	PROTAGONIST THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Maria Berrueta	By:	/s/ William A. Hodder

Name:	MARIA BERRUETA	Name:	William Hodder

Its:	GENERAL PARTNER	Its:	SVP, Corporate Development

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